Exhibit 8.1

Subsidiaries of the Registrant

Legal Name of Subsidiary	Jurisdiction
Alpha 2 B.V.	The Netherlands
Alpha 3 B.V.*	The Netherlands
Alpha 4 B.V.	The Netherlands
Alpha 5 B.V.*	The Netherlands
Alpha Germany Bidco GmbH	Germany
Alpha US Bidco, Inc.	United States
Atotech Argentina S.A.	Argentina
Atotech Asia Pacific Ltd.	Hong Kong
Atotech Asset Management GmbH	Germany
Atotech Australia PTY Ltd.	Australia
Atotech Beteiligungs und Management GmbH & Co KG*	Germany
Atotech Bulgaria EOOD	Bulgaria
Atotech B.V.*	The Netherlands
Atotech Canada Ltd.	Canada
Atotech (China) Chemicals Ltd.*	China
Atotech CZ, a.s.	Czech Republic
Atotech de México S.A. de C.V.*	Mexico
Atotech Deutschland GmbH & Co. KG*	Germany
Atotech Development Center Pte. Ltd.*	India
Atotech do Brasil Galvanotécnica Ltda.	Brazil
Atotech España, S.A.*	Spain
Atotech France S.A.	France
Atotech Global Services Private Ltd.	India
Atotech India Pte. Ltd.*	India
Atotech İstanbul Kimya Sanayi Ticaret Limited Şirketi	Turkey
Atotech Italia S.r.l.*	Italy
Atotech Japan K.K.*	Japan
Atotech Korea Ltd.*	Korea
Atotech (Malaysia) Sdn. Bhd.	Malaysia
Atotech Österreich GmbH*	Austria
Atotech (Philippines) Chemicals, Inc.	The Philippines
Atotech Poland Sp. z.o.o.	Poland
Atotech Servicios de México S.A. de C.V.*	Mexico
Atotech (Singapore) Chemicals Pte. Ltd. (formerly Atotech S.E.A. Pte. Ltd.)	Singapore
Atotech SK, s.r.o.	Slovakia
Atotech Skandinavien AB	Sweden
Atotech Slovenija d.d.	Slovenia
Atotech Taiwan Ltd*	Taiwan
Atotech (Thailand) Co., Ltd.*	Thailand
Atotech Vietnam Co., Ltd.	Vietnam
Atotech UK Ltd.	United Kingdom
Atotech UK Topco Ltd.	United Kingdom
Atotech USA, LLC*	United States
Atotech (Yangzhou) Chemicals Ltd.	China
J-KEM International AB	Sweden
OOO “Atotech-Chemeta”	Russia
Pt. Atotech Indonesia Chemicals	Indonesia
UAB Atotech-Chemeta	Lithuania
Visutech Plating Ltd.	Belarus

*	Denotes a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X.